As filed with the Securities and Exchange Commission on March 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INHIBIKASE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-3407249
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 N. West Street, Suite 1200 Wilmington, DE	19801
(Address of Principal Executive Offices)	(Zip Code)

INHIBIKASE THERAPEUTICS, INC. 2026 INDUCEMENT PLAN

INHIBIKASE THERAPEUTICS, INC. 2020 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Mark Iwicki

Chief Executive Officer

1000 N. West Street, Suite 1200

Wilmington, DE 19801

(Name and Address of Agent For Service)

(302) 295-3800

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Danielle Lauzon

Marishka DeToy

Katherine Hand

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of (i) registering 4,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Inhibikase Therapeutics, Inc. (the “Registrant”), reserved and available for issuance under the Registrant’s 2026 Inducement Plan (the “Inducement Plan”) and (ii) registering the offer and sale of an additional 6,969,206 shares of the Registrant’s Common Stock, to be issued under the Registrant’s 2020 Equity Incentive Plan, as amended (the “Option Plan”).

The number of shares of Common Stock reserved and available for issuance under the Option Plan is subject to an automatic annual increase on January 1, 2026, and on each January 1 thereafter, by an amount equal to four percent (4%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 (including, for this purpose, the number of shares of Common Stock underlying any pre-funded warrants) or such lesser number of shares of Common Stock as approved by the Compensation Committee of the Board of Directors of the Registrant. Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the Option Plan increased by 6,969,206 shares. These additional shares are of the same class as other securities relating to the Option Plan for which the Registrant’s registration statements on Form S-8  (Registration  No. 333-259555 and Registration No. 333-284687) filed with the Securities and Exchange Commission on September 15, 2021 and February 4, 2025, respectively, are effective. The information contained in the Registrant’s registration statements on Form S-8 (Registration No. 333-259555 and Registration No. 333-284687) is hereby incorporated by reference pursuant to General Instruction E, except for “Item 8. Exhibits.”

On March 25, 2026, the Registrant’s Board of Directors adopted the Inducement Plan pursuant to which the Registrant reserved 4,000,000 shares of Common Stock, to be used exclusively for grants of equity based awards to individuals who were not previously employees or directors of the Registrant, as a material inducement to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, stock appreciation rights, and restricted stock awards, restricted stock unit awards. The Inducement Plan was adopted by the board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 26, 2026; and

•

The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on October 29, 2020, together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any such documents or portions thereof that are deemed to have been furnished and not filed in accordance with the rules of the Commission, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The amended and restated certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the amended and restated bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The Registrant has obtained and maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements the Registrant intends to enter into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Certificate of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-240036) filed on July 23, 2020).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Inhibikase Therapeutics, Inc. 2026 Inducement Plan and forms of award agreements thereunder.

99.2	Inhibikase Therapeutics, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-240036) filed on December 4, 2020).

99.3	Amendment No. 1 to Inhibikase Therapeutics, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (File No. 333-284687) filed on February 4, 2025).

99.4	Amendment No. 2 to Inhibikase Therapeutics, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 (File No. 333-284687) filed on February 4, 2025).

99.5	Amendment No. 3 to Inhibikase Therapeutics, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2025).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on March 26, 2026.

INHIBIKASE THERAPEUTICS, INC.

By:	/s/ Mark Iwicki
Name:	Mark Iwicki
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Inhibikase Therapeutics, Inc. whose signature appears below constitutes and appoints Mark Iwicki and David McIntyre and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Mark Iwicki Mark Iwicki	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2026

/s/ David McIntyre David McIntyre	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2026

/s/ Amit Munshi Amit Munshi	Chairperson	March 26, 2026

/s/ Dennis Berman Dennis Berman	Director	March 26, 2026

/s/ David Canner David Canner	Director	March 26, 2026

/s/ Arvind Kush Arvind Kush	Director	March 26, 2026

/s/ Roberto Bellini Roberto Bellini	Director	March 26, 2026

/s/ Vincent Aurentz Vincent Aurentz	Director	March 26, 2026